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                                   EXHIBIT 20

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                             FINANCIAL BANCORP, INC.
              THE HOLDING COMPANY OF FINANCIAL FEDERAL SAVINGS BANK
        42-25 QUEENS BOULEVARD, LONG ISLAND CITY, NY 11104 (718) 729-5002


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                                 PRESS RELEASE

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RELEASE DATE:  March 6, 1997              ISSUED BY:  THE BOARD OF DIRECTORS
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                                          CONTACT:    P. James O'Gorman
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        FINANCIAL BANCORP, INC. ACCEPTS RESIGNATION OF EXECUTIVE VICE

             PRESIDENT AND CHIEF OPERATING OFFICER, AND ANNOUNCES

                           CORPORATE REORGANIZATION


Long Island City, N.Y. March 6, 1997 - - Financial Bancorp, Inc.  (Nasdaq:FIBC),

the holding  company for  Financial  Federal  Savings Bank (the  "Bank"),  today announced the resignation of Irene C. Greco,  Executive Vice President and Chief

Operating  Officer in order to pursue  other  business  interests.  She has also resigned from all other affiliated  companies for which she serves as an officer or director. We wish Mrs. Greco well in her new business endeavors.

      The Board of Directors has long  recognized  that to achieve the Company's strategic  objectives,  one of which is increasing  shareholder value, a greater depth of talent is required. The Board acknowledges that opportunities should be provided to top  performers and that  succession  planning is a key component to the Company's  ongoing  success.  Therefore,  the Board is pleased to announce a corporate reorganization,  and has appointed P. James O'Gorman as Executive Vice

President and Valerie M. Swaya as Chief  Administrative  Officer. In addition to his duties as Chief Financial Officer, Mr. O'Gorman will now be


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responsible  for branch  operations,  with the  assistance  of Robert E. Adamec,

Senior Vice President. In conjunction with Ms. Swaya's  responsibilities as Vice

President, Chief Compliance Officer and Investor Relations Officer, she will now be responsible for Loan Underwriting, Mortgage Servicing and Human Resources.

      Mr.  O'Gorman is currently  responsible  for all financial  accounting and reporting which includes budgeting, forecasting and the management of the Bank's investment  securities  portfolio.  Mr.  O'Gorman  has over 14 years of  banking experience.  He joined the Bank in 1990 as Controller  and in 1991, was promoted to Treasurer  and  subsequently  in 1994,  the Board  appointed  him Senior Vice

President and Chief Financial Officer. Mr. O'Gorman's knowledge of the Company's operations  will enable the Company to grow its branch network while  increasing overall  profitability  and controlling  operating  expenses.  Mr. O'Gorman is a

Certified Public Accountant and holds a Masters of Business  Administration from

Pace University.

      Ms. Swaya is currently  responsible for the development and implementation

of  the   Company's   compliance   program  and  investor   relations   program.

Responsibilities  include  writing and  issuing  press  releases,  assist in the preparation  of  the  10Q's  and  10K's,  preparation  of  proxy  statement  and coordination of the Company's Annual Report. Additional responsibilities include loan review,  the development of various policies and procedures and also serves as a liaison between the Bank and various regulatory agencies.  Prior to joining the Bank in 1994, Ms. Swaya spent six years at the Office of Thrift  Supervision as a Federal Bank Examiner and received  training in loan analysis,  real estate

appraisal,   residential  and  commercial  real  estate  lending.   Ms.  Swaya's

exceptional  regulatory  and  lending  skills will enable the Bank to expand its success in mortgage loan originations while maintaining


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adequate  safety and  soundness  standards.  Ms.  Swaya holds a Bachelor of Arts degree from the University of Massachusetts at Amherst.

      Commenting on the recent promotions, Peter S. Russo, Chairman, stated, "We are  pleased to  recognize  these  individuals  for their  hardwork,  talent and expertise in their respective areas. Due to their  significant  contributions to the Company,  the Board  appointed  these  individuals  to leadership  positions within the  organization  to create  greater  depth in senior  management.  This senior management team, headed by Frank Latawiec,  President and Chief Executive

Officer, will be involved in planning, developing, revising and implementing the

Company's  growth and earnings  enhancement  strategies for the future under the overall direction of the Board of Directors."

      Headquartered in Long Island City, New York,  Financial  Bancorp,  Inc. is

the parent holding company of Financial  Federal Savings Bank, an   FDIC-insured

savings institution,  which operates five branch offices, four in Queens and one in Brooklyn.